Emazing Interactive, Inc. Acquires China Net Online Media Group Limited in a Share Exchange

BEIJING, China, June 29, 2009, Emazing Interactive, Inc. (OTC BB: EMZG), a publicly traded Nevada corporation, entered into a Share Exchange Agreement with China Net Online Media Group Limited (“China Net”), a company organized under the laws of the British Virgin Islands and all of China Net’s shareholders. As a result of the Share Exchange, China Net  became Emazing’s wholly owned subsidiary and now through China Net, its subsidiaries and affiliated companies, we are one of China’s leading full-service media development and advertising platform companies engaged in providing advertising, marketing and communication services to small and medium companies in China.

China Net became the parent holding company of a group of companies comprised of CNET Online Technology Limited, a Hong Kong company, which established and is the parent company of Rise King Century Technology Development (Beijing) Co., Ltd., (“WFOE”) a wholly foreign-owned enterprise established in the People's Republic of China.  We primarily operate our advertising business in China through contractual arrangements between the WFOE and Business Opportunity Online (Beijing) Network Technology Co., Ltd., which is engaged in production and distribution of television segments to promote our clients, and CNET Online Advertising Co., Ltd., which is engaged in internet advertising through our internet portal 28.com.  Also, we recently acquired a majority interest in Shanghai Borongdingsi Computer Technology Co., Ltd., which is in the bank kiosk advertising business.

Pursuant to the Share Exchange Agreement, the shareholders of China Net transferred all of their issued and outstanding shares of China Net to Emazing in exchange for the issuance of an aggregate of 13,790,800 fully paid and nonassessable shares of Emazing Common Stock.  Effective as of the close of the Share Exchange, there was a change in our Board of Directors and executive officers.  Mr. G. Edward Hancock, who had served as our sole executive officer and director, resigned as an officer effective immediately, and after appointing Mr. Handong Cheng to serve as Chairman of the Board, he tendered his resignation as a director, with such resignation to be effective on the tenth day after mailing of a Schedule 14f-1 statement to our stockholders (the “Effective Date”).  The Board has appointed Mr. Cheng to serve as our Chief Executive Officer and President, Mr. Zhang  to serve as our Chief Financial Officer and Treasurer and Mr. Xuanfu Liu to serve as our Chief Operating Officer and Secretary.  Also in connection with the Share Exchange, the Board of Directors has appointed Mr. Zhige Zhang, and is appointing Mr. Kotoi Horofumi to serve as directors, with such appointment to be effective on the Effective Date.

About China Net Online Media

China Net Online Media Group Ltd., (“China Net” or “Zhong Wang Zai Xian”), founded in 2003 and located in Zhongguancun in Beijing, which is known as China’s Silicon Valley, is a full-service media development and advertising platform for the small and medium enterprise (SME) market in China. China Net’s business includes 3 separate divisions:

1)
www.28.com is a high traffic portal for listing new business opportunities that averaged 926,000 unique visitors/day from June 10-17, 2009. 28.com is a networking tool that builds sales channels and facilitates agent, distributor and reseller relationships by providing  advertising, training and ongoing support. 28.com is a powerful and memorable brand name in China with over 500 long term clients in several business categories Including fashion, restaurants, home furnishings, gift shops etc;

2)
China Net TV is an advertising agency which produces and distributes TV shows and embedded advertising spots for start-ups and entrepreneurs through over 15 of the largest national satellite TV stations in China. Their national brands Include Gold List, Online Business Opportunities, The Charm of Wealth, Venture Express, Start and Ron’s Road to Wealth; and,

3)
The kiosk advertising division provides interactive LCD ad displays located in branches of China Construction Bank. Two hundreds kiosks have been initially placed in Henan Province. The kiosks allow customers to perform non-cash transactions such as transferring money, purchasing annuities and/or insurance, and paying bills, while simultaneously displaying advertisements targeted to bank customers.

To learn more about China Net, please visit the website at www.chinanet-online.com

FORWARD-LOOKING STATEMENTS
This release contains certain "forward-looking statements" relating to the business of Emazing Interactive, Inc., which can be identified by the use of forward-looking terminology such as “believes,” “expects," “anticipates,” “estimates” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Emazing Interactive's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Emazing Interactive will be those anticipated by Emazing Interactive. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Emazing Interactive undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:
     Mark Elenowitz
     (917) 512-0822